United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

     OMI Corporation
(Exact name of registrant as specified in its charter)

Marshall Islands	52-2098714
(State of incorporation or organization)	(I.R.S. Employer
Identification No.)

One Station Place
Stamford, Connecticut 06902

(Address of Principal Executive Offices Including Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [   ]

Securities Act registration statement file number to which this form relates: Registration No. 000-14135

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered:	each class is to be registered:

Rights to Purchase Common Stock	New York Stock Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

     On April 17, 2007, OMI Corporation, a corporation organized under the laws of The Republic of the Marshall Islands ("Company"), entered into a Transaction Agreement (the "Agreement") with Teekay Shipping Corporation, a corporation organized under the laws of The Republic of the Marshall Islands ("Teekay"), A/S Dampskibsselskabet Torm, a Danish company ("Torm") and together with Teekay, collectively ("Parent") and Omaha, Inc., a corporation organized under the laws of The Republic of the Marshall Islands and a wholly-owned subsidiary of Parent ("Acquisition Sub"), pursuant to which, among other things, Acquisition Sub will commence a tender offer (the "Offer") for all the outstanding shares of common stock of Company and Company will merge with and into Acquisition Sub (the "Merger"), subject to the terms and conditions of the Agreement.

     On April 17, 2007, the Company’s board of directors adopted and approved an amendment (the "Amendment") to the to the Rights Agreement, dated as of November 19, 1998, between Company and American Stock Transfer and Trust Company as Rights Agent (as amended, the "Rights Agreement"). As a result of the Amendment, (1) the preferred stock purchase rights issued under the Rights Agreement will be inapplicable to the Offer, the Merger, the Agreement and the other transactions contemplated by the Agreement, and (2) neither the Offer nor the Merger will cause the rights to separate from the shares of the Company’s common stock or permit the Company’s stockholders to exercise the rights.

     The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 4.1 hereto and is incorporated herein by reference in its entirety.

Item 2. Exhibits.

          The following exhibit is filed herewith and incorporated herein by reference.

Exhibit
Number	Description

4.1	Amendment to Rights Agreement, dated as of April 17, 2007, between Company and American Stock
Transfer and Trust Company.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMI Corporation

Date: April 20, 2007

	By:	/s/ Craig H. Stevenson, Jr.
	Name:	Craig H. Stevenson, Jr.
	Title:	Chairman of the Board and Chief
Executive Officer

	By:	/s/ Kathleen C. Haines
	Name:	Kathleen C. Haines
	Title:	Senior Vice President, Chief Financial
Officer and Treasurer

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Amendment to Rights Agreement, dated as of April 17, 2007, between Company and American Stock
Transfer and Trust Company.